Exhibit 99.1
Conn's, Inc. Reports Second Quarter Fiscal 2017 Financial Results;
Credit Performance Improving as Turnaround Initiatives Take Hold;
Implementing Direct Loan Program to Significantly Increase Portfolio Yield;
Retail Gross Margin Strengthened 130 Basis Points Sequentially to 37.1%;
Leadership Team Focused on Near-Term Return to Profitability
THE WOODLANDS, Texas, September 8, 2016 – Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the second quarter ended July 31, 2016.
"During the fiscal 2017 second quarter we intensified our focus on returning to profitability by improving the performance of our credit operation and continuing to enhance our retail business. I am pleased with the initial progress our new leadership team has made this year as our turnaround initiatives take hold and we create a strong foundation to support Conn's long-term market opportunity," commented Norm Miller, Conn's Chairman, Chief Executive Officer and President.
"We continue to transform our credit business, which includes previously announced changes to our credit leadership team, investments in systems and analytics, refinements to our underwriting model and strategies to improve yield. As we stated last quarter, it will take time for many of these initiatives to fully materialize in our financial results, but I am encouraged with the second quarter's progress in yield, losses and provision. Adjusting for the second quarter's one-time charges and adjustments, yield increased 40 basis points sequentially, while the provision rate declined 20 basis points compared to the fiscal 2016 second quarter, despite significantly slower portfolio growth.
"During the second quarter, we received the regulatory licenses in the state of Texas required to offer direct loans at higher APRs to customers financed through our in-house credit offering. The direct loan program is expected to be implemented across all 55 Texas locations by the end of this fiscal year. The state of Texas represents many of our strongest markets and approximately 70% of our recent originations, which under our legacy offering had a maximum equivalent APR of approximately 21%, compared to 30% under our new direct loan program. In states where there are no regulatory rate caps, representing 11% of our originations, we have already increased our stated APR to 29.99%. Additionally, we are working through the appropriate regulatory framework to raise our APR in other states that represent 14% of our originations. The long-term potential of these efforts are significant and will fundamentally enhance the economic model of our credit business, while ensuring attractive and affordable payment options for our customers.
"While much of our attention recently has been focused on our credit business, we have not lost sight of Conn's retail operation and the unique value we provide customers. Our retail business continued to perform well in the second quarter, with retail gross margin increasing 130 basis points from the fiscal 2017 first quarter. In our effort to turn around our credit business, we have made the conscious decision to refine our underwriting model, slow sales growth, and improve our infrastructure to produce consistent and predictable earnings. We are also adjusting our new store grand opening strategy and reducing the number of new stores we plan to open over the next two years. Furthermore, during the quarter we went through a thorough evaluation of our overhead expenses and developed a cost mitigation plan, which we expect will offset planned increases in our SG&A budget by approximately $10 million over the remainder of the year.
"Our transformation is well underway, and we remain confident in the direction we are headed. The value Conn's offers consumers is significant and our market opportunity is truly unique in today's rapidly evolving retail environment. I understand there are many drivers impacting this year's financial results and appreciate our shareholders' patience as we improve our execution and put Conn's back on a path of sustainable long-term profitability and growth," concluded Mr. Miller.

Second Quarter Results
Net loss for the quarter was $11.9 million, or $0.39 loss per diluted share, compared to net earnings for the prior-year quarter of $16.5 million, or $0.45 earnings per diluted share. On a non-GAAP basis, adjusted net loss for the quarter was $1.2 million, or $0.04 adjusted loss per diluted share, which excludes charges and credits and the impact of the changes in estimates. This compares to adjusted net earnings for the prior-year quarter of $17.2 million, or $0.47 adjusted earnings per diluted share, which excludes charges and credits.
During the three months ended July 31, 2016, the Company revised its methods for calculating its estimates related to the allowance for doubtful accounts, allowances for no-interest option credit programs, and deferred interest and recorded the following adjustments as a result of these changes to estimates:

•
Allowance for doubtful accounts – Adjusted the allowances for doubtful accounts in two respects in connection with changes in estimates to the Company's sales tax recovery for charged-off accounts. First, the Company revised its estimate of the amount of sales tax recovery for previously charged-off accounts that it expects to claim with particular taxing jurisdictions, based on updated financial information. The Company reduced its sales tax receivable by $3.9 million, which resulted in higher net charge-offs and an increase to the provision for bad debts. Second, the Company updated its estimate of the amount of sales tax recovery associated with expected charge-offs over the next twelve months in estimating the allowance for doubtful accounts and recorded an additional allowance of $1.1 million with an increase in provision for bad debts.

•
Allowances for no-interest option credit programs – Revised the Company's estimate of the interest income to be waived for customers that it expects will comply with its no-interest option credit programs based on specific customer loan information rather than information from pooled loans by origination. The Company recorded an increase in the allowance for no-interest option credit programs of $4.7 million with a corresponding decrease in interest income and fees.

•
Deferred interest – Revised the Company's estimate of the timing of the benefit it recognizes to interest income related to the Company's assumptions regarding future prepayments based on the historical experience of the timing of expected prepayments over the remaining life of pooled loans. The Company changed its estimate to consider a greater number of pools based on origination terms and recorded an increase in deferred interest of $3.5 million with a corresponding decrease in interest income and fees.

Retail Segment Second Quarter Results (on a year-over-year basis unless otherwise noted)
Total retail revenues were $332.4 million for the second quarter of fiscal 2017, an increase of $6.8 million, or 2.1%, primarily a result of new store openings partially offset by a decline in same store sales. Excluding the impact of our April 2015 decision to exit video game products, digital cameras and certain tablets, same store sales for the quarter decreased 4.6%. Sales growth was also impacted by underwriting changes made in the fourth quarter of fiscal 2016 and in the first quarter of fiscal 2017. For the second quarter of fiscal 2017, retail segment operating income was $35.7 million, and adjusted retail segment operating income was $38.6 million after excluding net charges of $2.9 million primarily associated with impairments from disposals, legal and professional fees related to our securities-related litigation, charges for severance and transition costs due to changes in the executive management team.

The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,					%	Same store
(dollars in thousands)	2016	% of Total	2015	% of Total	Change	Change	% change
Furniture and mattress	$105,562	31.8%	$98,882	30.4%	$6,680	6.8%	(3.5)%
Home appliance	101,359	30.5	$97,260	29.9	$4,099	4.2	(2.3)
Consumer electronics	65,735	19.8	69,682	21.5	(3,947)	(5.7)	(11.6)
Home office	21,701	6.6	22,940	7.1	(1,239)	(5.4)	(9.6)
Other	5,366	1.6	4,975	1.5	391	7.9	(1.8)
Product sales	299,723	90.3	293,739	90.4	5,984	2.0	(5.5)
Repair service agreement commissions	28,310	8.5	27,756	8.5	554	2.0	(2.4)
Service revenues	3,966	1.2	3,451	1.1	515	14.9
Total net sales	331,999	100.0%	324,946	100.0%	7,053	2.2	(5.1)%
Other revenues	437		659		(222)
Total revenues	$332,436		$325,605		$6,831	2.1%
Same store sales % change, excluding exited products							(4.6)%
The following provides a summary of items impacting the performance of our product categories during the second quarter of fiscal 2017 compared to the prior-year period:

•	Furniture unit volume increased 4.8% and average selling price increased 4.5%;

•	Mattress unit volume increased 4.3%, partially offset by a 3.2% decrease in average selling price;

•	Home appliance unit volume increased 5.2% with average selling price flat. Total sales for refrigeration increased 7.1%, laundry increased 3.9%, and cooking was flat;

•
Consumer electronic unit volume decreased 10.1%, partially offset by a 5.1% increase in average selling price. Television sales decreased 4.0% as unit volume decreased 11.6%, partially offset by an 8.5% increase in average selling price. Excluding the impact from exiting video game products and digital cameras, consumer electronics same store sales decreased 10.4%;

•
Home office unit volume decreased 9.7%, partially offset by a 5.4% increase in average selling price. Excluding the impact from exiting certain tablets, home office same store sales decreased 7.6%; and

•	The increase in repair service agreement commissions was driven by increased retail sales partially offset by lower retrospective commissions.
Credit Segment Second Quarter Results (on a year-over-year basis unless otherwise noted)
Credit revenues decreased 6.7% to $65.7 million. The decrease in credit revenue was due to a yield rate of 14.0%, 210 basis points lower than a year ago, which included an $8.2 million negative impact as a result of changes in estimates for allowances for no-interest option credit programs and deferred interest, partially offset by growth in the average balance of the customer receivable portfolio of 8.7%. Excluding the impact of the changes in estimates, yield was up 10 basis points as compared to the prior year period. The total customer portfolio balance was $1.5 billion at July 31, 2016, rising 6.4%, or $92.4 million, from July 31, 2015.
Provision for bad debts for the second quarter of fiscal 2017 was $60.1 million, an increase of $8.7 million from the same prior-year period. This increase was primarily a result of the following:

•
A $5.0 million increase in the provision for bad debts as a result of a change in estimate related to future sales tax recoveries (excluding the impact of the changes in estimates, provision for bad debts as a percent of average portfolio balance was down 20 basis points to the prior year period);

•	An 8.7% increase in the average receivable portfolio balance resulting from new store openings over the past 12 months; and

•	Customer receivables accounted for as troubled debt restructurings increased to $128.6 million, or 8.3% of the total portfolio balance, driving $1.9 million of additional provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended July 31, 2016, to be filed with the Securities and Exchange Commission.
Store Update
During the second quarter, the Company opened four new Conn's HomePlus® stores in North Carolina (1), Mississippi (1), Tennessee (1), and Alabama (1), bringing the total store count to 112. Conn's plans to open one additional store during fiscal year 2017 for a total of ten new stores this year. For fiscal 2018, the Company has only committed to opening three new locations.
Liquidity and Capital Resources
As of July 31, 2016, the Company had $97.7 million of immediately available borrowing capacity under its $810 million revolving credit facility, with an additional $407.5 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base. The Company also had $15.5 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the third quarter of fiscal 2017:

•	Change in same store sales down high single digits;

•	Retail gross margin between 36.50% and 37.25% of total net sales;

•	Selling, general and administrative expenses between 29.25% and 29.90% of total revenues;

•	Provision for bad debts between 14.25% and 15.25% of the average total customer portfolio balance (annualized);

•	Credit segment finance charges and other revenues between 18.25% and 18.75% of the average total customer portfolio balance (annualized); and

•	Interest expense between $24.5 million and $26.5 million.
Conference Call Information
The Company will host a conference call on September 8, 2016, at 10 a.m. CT / 11 a.m. ET, to discuss its second quarter fiscal 2017 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal 2017 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 15 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 71127415.
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 110 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Revenues:
Total net sales	$331,999	$324,946	$650,541	$623,425
Finance charges and other revenues	66,158	71,104	136,729	137,701
Total revenues	398,157	396,050	787,270	761,126
Costs and expenses:
Cost of goods sold	208,869	202,461	413,335	389,594
Selling, general and administrative expenses	119,846	104,832	233,093	200,507
Provision for bad debts	60,196	51,646	118,414	99,189
Charges and credits	2,895	1,013	3,421	1,632
Total costs and expenses	391,806	359,952	768,263	690,922
Operating income	6,351	36,098	19,007	70,204
Interest expense	24,138	10,055	50,034	19,483
Income (loss) before income taxes	(17,787)	26,043	(31,027)	50,721
Provision (benefit) for income taxes	(5,863)	9,505	(9,354)	18,506
Net income (loss)	$(11,924)	$16,538	$(21,673)	$32,215
Earnings (loss) per share:
Basic	$(0.39)	$0.45	$(0.71)	$0.88
Diluted	$(0.39)	$0.45	$(0.71)	$0.87
Weighted average common shares outstanding:
Basic	30,731	36,466	30,696	36,416
Diluted	30,731	37,042	30,696	36,967

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Revenues:
Product sales	$299,723	$293,739	$586,213	$565,365
Repair service agreement commissions	28,310	27,756	56,495	51,552
Service revenues	3,966	3,451	7,833	6,508
Total net sales	331,999	324,946	650,541	623,425
Other revenues	437	659	931	808
Total revenues	332,436	325,605	651,472	624,233
Costs and expenses:
Cost of goods sold	208,869	202,461	413,335	389,594
Selling, general and administrative expenses	84,838	76,683	164,821	144,910
Provision for bad debts	127	324	525	393
Charges and credits	2,895	1,013	3,421	1,632
Total costs and expenses	296,729	280,481	582,102	536,529
Operating income	$35,707	$45,124	$69,370	$87,704
Retail gross margin	37.1%	37.7%	36.5%	37.5%
Selling, general and administrative expense as percent of revenues	25.5%	23.6%	25.3%	23.2%
Operating margin	10.7%	13.9%	10.6%	14.0%
Store count:
Beginning of period	108	91	103	90
Opened	4	4	9	7
Closed	—	—	—	(2)
End of period	112	95	112	95

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Revenues -
Finance charges and other revenues	$65,721	$70,445	$135,798	$136,893
Costs and expenses:
Selling, general and administrative expenses	35,008	28,149	68,272	55,597
Provision for bad debts	60,069	51,322	117,889	98,796
Total costs and expenses	95,077	79,471	186,161	154,393
Operating loss	(29,356)	(9,026)	(50,363)	(17,500)
Interest expense	24,138	10,055	50,034	19,483
Loss before income taxes	$(53,494)	$(19,081)	$(100,397)	$(36,983)
Selling, general and administrative expense as percent of revenues	53.3%	40.0%	50.3%	40.6%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	9.1%	7.9%	8.8%	8.0%
Operating margin	(44.7)%	(12.8)%	(37.1)%	(12.8)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2016	2015
Weighted average credit score of outstanding balances	595	596
Average outstanding customer balance	$2,365	$2,366
Balances 60+ days past due as a percentage of total customer portfolio balance	9.6%	9.2%
Re-aged balance as a percentage of total customer portfolio balance	15.3%	13.0%
Account balances re-aged more than six months (in thousands)	$69,415	$52,688
Allowance for bad debts as a percentage of total customer portfolio balance	13.0%	11.3%
Percent of total customer portfolio balance represented by no-interest option receivables	33.3%	36.1%

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Total applications processed	334,854	311,995	649,232	604,597
Weighted average origination credit score of sales financed	611	617	610	617
Percent of total applications approved and utilized	35.4%	44.9%	36.1%	44.6%
Average down payment	3.3%	3.3%	3.6%	3.7%
Average income of credit customer at origination	$41,500	$40,600	$40,900	$40,500
Percent of retail sales paid for by:
In-house financing, including down payment received	71.8%	82.5%	73.6%	83.9%
Third-party financing	17.2%	7.0%	14.9%	4.9%
Third-party rent-to-own options	4.9%	4.1%	5.1%	4.6%
	93.9%	93.6%	93.6%	93.4%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	July 31, 2016	January 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$15,535	$12,254
Restricted cash	70,981	64,151
Customer accounts receivable, net of allowances	733,718	743,931
Other accounts receivable	82,924	95,404
Inventories	191,642	201,969
Income taxes recoverable	19,700	10,774
Prepaid expenses and other current assets	16,482	20,092
Total current assets	1,130,982	1,148,575
Long-term portion of customer accounts receivable, net of allowances	586,870	631,645
Long-term restricted cash	25,002	14,425
Property and equipment, net	174,815	151,483
Deferred income taxes	70,919	70,219
Other assets	8,590	8,953
Total assets	$1,997,178	$2,025,300
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$761	$799
Accounts payable	117,628	86,797
Accrued expenses	46,503	39,374
Other current liabilities	21,393	19,155
Total current liabilities	186,285	146,125
Deferred rent	88,452	74,559
Long-term debt and capital lease obligations	1,181,948	1,248,879
Other long-term liabilities	20,853	17,456
Total liabilities	1,477,538	1,487,019
Stockholders' equity	519,640	538,281
Total liabilities and stockholders' equity	$1,997,178	$2,025,300

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share data)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Retail segment operating income, as reported	$35,707	$45,124	$69,370	$87,704
Adjustments:
Store and facility closure costs	—	—	—	425
Impairments from disposals	1,385	—	1,385	—
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	135	1,013	589	1,207
Employee severance	1,213	—	1,213	—
Executive management transition costs	162	—	234	—
Retail segment operating income, as adjusted	$38,602	$46,137	$72,791	$89,336
Retail segment total revenues	$332,436	$325,605	$651,472	$624,233
Retail segment operating margin:
As reported	10.7%	13.9%	10.6%	14.0%
As adjusted	11.6%	14.2%	11.2%	14.3%

NET INCOME, AS ADJUSTED, AND DILUTED EARNINGS PER SHARE AS ADJUSTED

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Net income (loss), as reported	$(11,924)	$16,538	$(21,673)	$32,215
Adjustments:
Changes in estimates	13,168	—	13,168	—
Store and facility closure costs	—	—	—	425
Impairments from disposals	1,385	—	1,385	—
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	135	1,013	589	1,207
Employee severance	1,213	—	1,213	—
Executive management transition costs	162	—	234	—
Tax impact of adjustments	(5,301)	(370)	(5,440)	(596)
Net income (loss), as adjusted	$(1,162)	$17,181	$(10,524)	$33,251
Weighted average common shares outstanding - Diluted	30,731	37,042	30,696	36,967
Earnings (loss) per share:
As reported	$(0.39)	$0.45	$(0.71)	$0.87
As adjusted	$(0.04)	$0.47	$(0.34)	$0.90
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net income, and adjusted earnings (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for additional transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.